Exhibit 10.3

[Avalanche Biotechnologies, Inc. letterhead]

July 23, 2015

Mehdi Gasmi

1035 O’Brien Drive

Suite A

Menlo Park, California 94025

Re: Special Interim CSO Bonus

Dear Mehdi:

The Board of Directors of the Avalanche Biotechnologies, Inc. (the “Company”) has determined to grant you a special bonus for your services as interim Chief Scientific Officer of the Company (the “Special Bonus”). Subject to your continued employment with the Company through July 22, 2016, you will be entitled to receive a one-time cash bonus of One Hundred Thousand Dollars ($100,000), less applicable withholdings, payable in a lump sum within ten (10) business days thereafter. This Special Bonus is in addition to your base salary and annual bonus otherwise payable to you.

We greatly appreciate your services to the Company during this transition time.

Sincerely,

/s/ Mark S. Blumenkranz, M.D.

Mark S. Blumenkranz, M.D.

Chairman of the Board